Exhibit 99.1
The CATO Corporation

NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact: John R. Howe Executive Vice President Chief Financial Officer 704-551-7315
CATO REPORTS 3Q EARNINGS
Reconfirms 4Q and Updates Full Year Guidance
Charlotte, NC (November 19, 2009) — The Cato Corporation (NYSE: CATO) today reported net income of $3.0 million for the third quarter ended October 31, 2009, compared to net income of $0.8 million for the third quarter ended November 1, 2008, an increase of 262% on an unrounded basis. Earnings per diluted share for the third quarter were $0.10, compared to $0.03 last year, an increase of 233%. Sales for the third quarter ended October 31, 2009 were $191.0 million, a 6% increase over sales of $179.8 million for the third quarter ended November 1, 2008. Same-store sales for the quarter increased 4%.
The Company earned net income of $38.5 million for the nine months ended October 31, 2009, compared to net income of $29.8 million for the nine months ended November 1, 2008, an increase of 29%. Earnings per diluted share were $1.31 compared to $1.01 last year, an increase of 30%. Sales for the nine months ended October 31, 2009 were $654.4 million, a 3% increase over sales of $636.6 million for the nine months ended November 1, 2008. Year-to-date same-store sales increased 1%.
For the quarter, the gross margin rate increased to 34.8% versus 29.3% last year primarily due to better merchandise margins and lower freight costs. The SG&A rate for the quarter increased to 31.7% from 28.3% last year primarily as a result of higher accrued incentive
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

compensation. The Company’s effective tax rate was 30.2% vs. 35.4% last year as the effect of quarterly adjustments was lower than last year.
Year-to-date, the gross margin rate increased to 37.4% versus 34.5% last year primarily due to better merchandise margins and lower freight costs. The year-to-date SG&A rate increased to 27.7% from 26.8% last year primarily as a result of increased accrued incentive compensation offset by a reduction in store closing costs compared to last year. The year-to-date effective tax rate decreased to 33.7% vs. 36.4% last year.
“We had an unexpectedly strong quarter,” stated John Cato, Chairman, President, and Chief Executive Officer. “However, we recognize that much uncertainty still exists for our customers in this economic environment. Due to this uncertainty, we continue to estimate that same-store sales for the fourth quarter will be in the range of down 3% to flat. Similarly, we are maintaining our original guidance for fourth quarter earnings per diluted share in the range of $0.08 to $0.13 versus $0.13 last year. For the year, earnings per diluted share are estimated to be in the range of $1.38 to $1.43 vs. $1.14 last year, an increase of 21% to 25%.”
Year-to-date, the Company has opened 26 new stores, relocated one store, and closed 16 stores, 10 of which were conversions of It’s Fashion stores to It’s Fashion Metro stores. The Company now expects to open approximately 36 stores during 2009 as compared to its previous guidance of 46 stores. As of October 31, 2009, the Company operated 1,291 stores in 31 states, compared to 1,305 stores in 31 states as of November 1, 2008.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”. The Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED OCTOBER 31, 2009 AND NOVEMBER 1, 2008
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 31,	%	November 1,	%	October 31,	%	November 1,	%
	2009	Sales	2008	Sales	2009	Sales	2008	Sales

REVENUES
Retail sales	$190,966	100.0%	$179,838	100.0%	$654,389	100.0%	$636,585	100.0%
Other income (principally finance, late fees and layaway charges)	2,854	1.5%	2,947	1.6%	8,724	1.3%	8,895	1.4%

Total revenues	193,820	101.5%	182,785	101.6%	663,113	101.3%	645,480	101.4%

GROSS MARGIN (Memo)	66,421	34.8%	52,666	29.3%	244,472	37.4%	219,774	34.5%

COSTS AND EXPENSES, NET
Cost of goods sold	124,545	65.2%	127,172	70.7%	409,917	62.6%	416,811	65.5%
Selling, general and administrative	60,519	31.7%	50,908	28.3%	181,643	27.7%	170,804	26.8%
Depreciation	5,441	2.9%	5,614	3.1%	16,467	2.5%	16,881	2.6%
Interest and other income	(957)	-0.5%	(2,183)	-1.2%	(2,878)	-0.4%	(5,792)	-0.9%

Cost and expenses, net	189,548	99.3%	181,511	100.9%	605,149	92.4%	598,704	94.0%

Income Before Income Taxes	4,272	2.2%	1,274	0.7%	57,964	8.9%	46,776	7.4%

Income Tax Expense	1,289	0.7%	451	0.2%	19,509	3.0%	17,009	2.7%

Net Income	$2,983	1.5%	$823	0.5%	$38,455	5.9%	$29,767	4.7%

Basic Earnings Per Share	$0.10		$0.03		$1.31		$1.01

Diluted Earnings Per Share	$0.10		$0.03		$1.31		$1.01

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 31,	November 1,	January 31,
	2009	2008	2009
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$32,636	$35,959	$42,262
Short-term investments	147,528	90,878	93,452
Restricted Cash	2,647	8,991	9,089
Accounts receivable — net	40,472	43,267	44,136
Merchandise inventories	101,139	110,282	112,290
Other current assets	11,204	14,684	14,140

Total Current Assets	335,626	304,061	315,369

Property and Equipment — net	108,572	120,859	116,262

Other Assets	7,341	4,317	3,722

TOTAL	$451,539	$429,237	$435,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$142,499	$144,523	$150,730

Noncurrent Liabilities	20,689	22,771	22,810

Stockholders’ Equity	288,351	261,943	261,813

TOTAL	$451,539	$429,237	$435,353